Exhibit 23.1 - Consent of Independent Registered Certified Public Accounting Firm

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated April 14, 2004, except for Note 3 as to which the date is September 28, 2004 relating to the financial statements and financial statement schedule of Acceris Communications, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Changes in Registrants’s Certifying Accountant” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
November 12, 2004